Exhibit 3.4

Regulations for Handling Shares

PayPay Corporation

Administrator	Center of Excellence Department
Approver	Board of Directors Meeting

Revision history

Date of revision	Item	Contents

December 15, 2021	Establishment	Newly established

April 1, 2022	Revision	Reorganization (Management Planning Department g Corporate Governance Department)

January 1, 2023	Revision	Transferred responsibility from Corporate Governance Dept. to HR Planning Dept. Appointed a shareholder registry administrator (Mizuho Trust & Banking Co., Ltd.)

Date of listing	Revision	Department name change(HR Planning Dept. g Center of Excellence Dept.) Set forth the handling of odd-lot shares

Chapter 1 General Provisions

Article 1 (Purpose)

These regulations stipulate the handling and other procedures regarding the Company’s shares and stock acquisition rights.

Article 2 (Non-Issuance of Share Certificates)

No share certificates shall be issued for the shares issued by the Company.

Article 3 (Shareholder Registry Administrator)

The shareholder registry administrator of the Company and the place for the shareholder registry administrator to handle affairs shall be as follows:

Transfer agent

1-3-3 Marunouchi, Chiyoda-ku, Tokyo

Mizuho Trust & Banking Co., Ltd.

Handling office

1-3-3 Marunouchi, Chiyoda-ku, TokyoStock Transfer Agency Department, Mizuho Trust & Banking Co., Ltd.

Liaison office

Mizuho Trust & Banking Co., Ltd., all branches

Article 4 (Method of Procedure)

Requests, notifications or offers for shares shall be made by writing the name on the form prescribed by the Company and affixing the seal registered with the Company. However, if, in accordance with laws and regulations, an electromagnetic method can be used instead of a written document, the request, notification or offer shall be made by the electromagnetic method (including both the contents to be recorded and the means of transmission) designated by the Company.

Chapter 2 Odd-Lot Shares

Article 5 (Odd-Lot Share Purchase Request)

1.	A shareholder holding odd-lot shares may request purchase by submitting a written request to the Shareholder Registry Administrator.

2.	A shareholder who has requested the purchase of odd-lot shares pursuant to paragraph 1 cannot withdraw the request.

Chapter 3 Name Rewriting

Article 6 (Transfer of Ownership in the Register of Shareholders)

1.	The transfer of the register of shareholders may be made only in the following cases.

(1)	When there is a joint request by the nominee (or general successor) of the shares and the acquirer

(2)	Cases specified in laws and regulations where there is no risk of harm to the interests of interested parties even if the transfer is conducted at the sole request of the acquirer

(3)

When the Company becomes a wholly owned subsidiary through a share exchange or share transfer, or in other cases specified by laws and regulations as those in which there is no risk of harm to the interests of interested parties if the name is transferred without a request.

2.	A person who wishes to request a transfer of shares must affix his/her name and seal to the prescribed form and submit it to the Company.

Article 7 (Entry and Recording in the Register of Stock Acquisition Rights, etc.)

1.	Transfer of the register of stock acquisition rights may be made only in the following cases.

(1)	When there is a joint request by the holder (or general successor) of the stock acquisition rights and the acquirer

(2)	Cases specified in laws and regulations where there is no risk of harm to the interests of interested parties even if the transfer is conducted at the sole request of the acquirer

2.

In the event that a person wishes to request the transfer of the register of stock acquisition rights, he or she shall affix his or her name and seal to the prescribed form and submit it to the Company.

3.	In addition to the provisions of the preceding two paragraphs, the handling of stock acquisition rights may be determined otherwise.

4.

Chapter 4 Registration of Pledges

Article 8 (Registration and Cancellation of Pledge)

1.

Any person desiring to request the registration, alteration or cancellation of a pledge on shares or stock acquisition rights shall affix his name and seal to the prescribed form and submit it to the Company. The Company shall enter or record the name and address of the pledgee in the register of shareholders or in the register of stock acquisition rights.

2.

Any pledgee registered in the register of shareholders or in the register of stock acquisition rights may demand from the Company a document certifying the matters concerning the pledgee entered or recorded in the register of shareholders.

Chapter 5 Notification

Article 9 (Notification in the Case of an Individual Shareholder)

1.

If the shareholder is an individual, the name, address, and seal of the shareholder shall be registered in the prescribed form. However, in the case of foreign nationals, a signature may be substituted for a seal.

2.

Any change in the matters to be reported in the preceding paragraph shall be reported in the prescribed form. In the case of a change in name, an extract from the family register must also be attached.

Article 10 (Notification in the Case of a Corporation)

1.	If the shareholder is a corporation, the name, address, and seal of the corporation, as well as the qualification and name of its representative, shall be notified in the prescribed form.

2.	If there is any change in the matters to be notified in the preceding paragraph, the change shall be notified with a certificate of registered matters reflecting the change attached.

Article 11 (In the Case of Co-ownership Shares)

In the case of co-ownership shares, one representative must be designated and a notification form must be signed jointly by all co-owners. The same shall apply when the representative is changed.

Article 12 (Notification in the Case of a Foreign Resident Shareholder, etc.)

1.

In the case of a shareholder residing in a foreign country, the shareholder shall notify the Company of his or her name and temporary address for service of notice in Japan in the prescribed form. If an agent is appointed in Japan, the name and address of the agent shall be notified.

2.	Any change in the items to be reported in the preceding paragraph shall be reported on the prescribed form with a certificate from the home country attached.

Article 13 (Change of Indication in the Register of Shareholders)

When a shareholder intends to change the indication in the register of shareholders for any of the following reasons, it shall notify the Company in the prescribed form.

(1)	Name change

(2)	Establishment, change or cancellation of a legal representative such as a person with parental authority or a guardian

(3)	Change of trade name or corporate name

(4)	Change in corporate organization

Article 14 (Method of Notification of Stock Acquisition Rights Holders)

In the event of any change in the matters to be reported by the holders of stock acquisition rights, they shall notify the Company to that effect.

Article 15 (Establishment, Change or Cancellation of Agent)

1.	When an agent is appointed, changed, or cancelled, the agent shall be notified in the prescribed form.

2.	If the agent is a legal representative, an extract from the family register shall be attached to the notification of establishment and change.

Supplementary Provisions

Article 16 (Amendment and Repeal of these Regulations)

Amendment and Repeal of these Regulations, including the Appendix, shall be on meeting agenda of the Board of Directors and be resolved by the Board of Directors.

Article 17 (Enforcement)

These Regulations shall come into force on December 15, 2021.

Article 18 (Administrative Work for Amendment and Repeal)

The Center of Excellence Department shall be responsible for administrative work in amending and repealing these regulations.

Established on December 15, 2021.

Revised on April 1, 2022

Revised on January 1, 2023

Revised as of the listing date of the American Depositary Shares representing the Company’s common stock on the Nasdaq Global Select Market.